Exhibit 99.1

Heritage Reports Third Quarter 2019 Results

Clearwater, FL – October 31, 2019: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported third quarter 2019 financial results.

Third Quarter 2019 Highlights

•	Net income for the quarter was $8.1 million, or $0.28 per diluted share.

•	Book value per share increased 6.5% (8.8% compound annual growth rate) from year-end 2018 and 2.5% (10.5% compound annual growth rate) from June 30, 2019 to $15.37 at September 30, 2019.

•

Gross premiums written were $237.3 million, up 1.6% year-over-year, including 7.9% growth outside Florida that was partly offset by a 4.8% exposure management driven decline in Florida, marking a return to positive organic growth for the consolidated entity.

•	Favorable prior year reserve development of $0.4 million, representing fifth consecutive quarter of favorable prior year reserve development.

•

Net current accident quarter weather losses of $18.7 million, including $6.7 million of net current accident quarter catastrophe losses. In the prior year quarter, net current accident quarter weather and catastrophe losses were $23.6 million and $17.3 million, respectively.

•

Repurchased 316,383 shares for $4.5 million at a 6% discount to third quarter 2019 book value per share, resulting in total capital returned to shareholders of $6.3 million, including $0.06 per share regular quarterly dividend.

•	Percentage of litigated non-hurricane claims in Tri-County, Florida reached a new record low for the 12th consecutive quarter.

Bruce Lucas, the Company’s Chairman and CEO, said, “We returned to positive organic growth in the third quarter, driven by solid new business, strong retention and a deceleration in our Florida de-risking efforts. Our business fundamentals have improved significantly and the steps we’ve taken to position the company for long-term success are paying off. We’re better diversified than we’ve been at any point in our history – less than 7% of our total insured value (TIV) stems from Florida’s Tri-County and the percentage of our southeast claims in litigation is down by 23 points since year-end 2017. Balance sheet metrics have similarly improved, with a 10.1-point* year-over-year reduction in our debt-to-capital ratio and five consecutive quarters of favorable prior year reserve development. Our multi-state footprint continues to expand with the addition of Virginia and new product offerings in Hawaii.”

*	Debt-to-capital calculated as debt principal divided by the sum of debt principal and stockholders’ equity.

Results of Operations

The following table summarizes our unaudited results of operations for the three & nine months ended September 30, 2019 and 2018 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change		2019	2018	Change
Total revenues	$131,699	$125,295	5	%	$372,803	$355,293	5	%
Net Income	$8,133	$5,989	36	%	$15,818	$23,227	(32)%
Per Share	$0.28	$0.23	21	%	$0.54	$0.88	(39)%
Book value per share	$15.37	$15.16	1	%	$15.37	$15.16	1	%
Return on equity**	7.4%	6.2%	1	pts	4.8%	8.0%	(3)	pts
Underwriting summary
Gross premiums written	$237,303	$233,613	2	%	$702,491	$701,643	0	%
Gross premiums earned	$231,617	$234,164	(1)%		$690,165	$692,298	(0)%
Ceded premiums	$(107,755)	$(115,926)	(7)%		$(342,529)	$(356,748)	(4)%
Net premiums earned	$123,862	$118,238	5	%	$347,636	$335,550	4	%
Ceded premium ratio	46.5%	49.5%	(3)	pts	49.6%	51.5%	(2)	pts
Ratios to Net Premiums Earned:
Loss ratio	56.6%	49.6%	7	pts	59.4%	53.0%	6	pts
Expense ratio	38.9%	44.3%	(5)	pts	39.8%	38.8%	1	pts
Combined ratio	95.5%	93.9%	2	pts	99.2%	91.8%	7	pts

**	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Ratios

Ceded premium ratio represents ceded premiums earned as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (LAE) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (PAC) and general and administrative expenses (G&A) as a percentage of net premiums earned. Ceding commission income is reported as a reduction of policy acquisition costs and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty insurance industry. A net combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Third quarter 2019 net income was $8.1 million compared to $6.0 million in the prior year quarter. The increase primarily reflects higher net premiums earned, a lower net expense ratio and lower interest expense, partly offset by a higher net loss ratio.

Gross premiums written were $237.3 million in third quarter 2019, up 1.6% from $233.6 million in the prior year quarter. The increase reflects 7.9% growth outside Florida, partly offset by a 4.8% exposure management driven decline in Florida, particularly in the state’s Tri-County region. The Florida decline reflects a deceleration from second quarter 2019’s 11.9% decrease.

Premiums-in-force were $926.8 million, up 0.5% from second quarter 2019, with the increase stemming from 2.1% growth outside Florida, partly offset by a 1.0% decline in Florida. The Florida decline reflects a deceleration from 2Q19’s 3.4% decline from first quarter 2019.

Gross premiums earned were $231.6 million in third quarter 2019, down 1.1% from $234.2 million in the prior year quarter. The decrease primarily reflects organic gross premiums written declines in second quarter 2019 and the third and fourth quarters of 2018, partly offset by positive organic gross premiums written growth in the first and third quarters of 2019.

The ceded premium ratio was 46.5% in third quarter 2019, down 3.0 points from 49.5% in the prior year quarter. The decrease is primarily attributable to reinsurance synergies associated with the renewal of remaining legacy NBIC reinsurance coverage on a consolidated basis and elimination of NBIC’s 8.0% gross quota share reinsurance program as of June 1, 2019, partly offset by additional catastrophe excess-of-loss reinsurance coverage and an increase in NBIC’s net quota share reinsurance program from 49.5% to 52.0% as of December 31, 2018.

The net loss ratio was 56.6% in third quarter 2019, up 7.0 points from 49.6% in the prior year quarter. The increase primarily relates to lower cost savings from vertically integrated operations, higher current accident year non-catastrophe weather losses and less favorable prior year reserve development, partly offset by lower current accident year catastrophe losses and the beneficial ceded premium ratio impact of NBIC-related reinsurance synergies.

The net expense ratio was 38.9% in third quarter 2019, down 5.4 points from 44.3% in the prior year quarter. The decrease primarily stems from non-core business acquisition related expenses in the prior year quarter and the beneficial ceded premium ratio impact of NBIC-related reinsurance synergies in the current year quarter.

The net combined ratio was 95.5% in third quarter 2019, up 1.6 points from 93.9% in the prior year quarter. The increase stems from a higher net loss ratio, partly offset by a lower net expense ratio, as described above.

Book Value Analysis

Book value per share increased 6.5% (8.8% compound annual growth rate) from year-end 2018 and 2.5% (10.5% compound annual growth rate) from June 30, 2019 to $15.37 at September 30, 2019.

	As Of
Book Value Per Share	September 30, 2019	June 30, 2019	December 31, 2018
Numerator:
Common stockholders’ equity	$445,230	$438,850	$425,333

Denominator:
Total Shares Outstanding	28,963,841	29,274,577	29,477,756

Book Value Per Common Share	$15.37	$14.99	$14.43

Conference Call Details:

Friday, November 1, 2019 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(unaudited)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$616,084	$509,649
Federal Home Loan Bank (FHLB) stock, at cost	1,618	1,422
Equity securities, at fair value	—	15,034
Other investments	27,372	2,488

Total investments	645,074	528,593
Cash and cash equivalents	229,996	250,117
Restricted cash	13,789	12,253
Accrued investment income	4,665	4,468
Premiums receivable, net	58,115	57,000
Reinsurance recoverable on paid and unpaid claims	274,116	317,930
Prepaid reinsurance premiums	270,645	233,071
Income taxes receivable	10,611	35,586
Deferred policy acquisition costs, net	75,613	73,055
Property and equipment, net	20,873	17,998
Intangibles, net	70,569	76,850
Goodwill	152,459	152,459
Other assets	16,354	9,333

Total Assets	$1,842,879	$1,768,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$417,586	$432,359
Unearned premiums	484,849	472,357
Reinsurance payable	254,152	166,975
Long-term debt, net	130,849	148,794
Deferred income tax, net	14,278	7,705
Advance premiums	21,244	20,000
Accrued compensation	8,263	9,226
Accounts payable and other liabilities	66,428	85,964

Total Liabilities	$1,397,649	$1,343,380

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 29,534,375 shares issued and 28,963,841 shares outstanding at September 30, 2019; 30,083,559 shares issued and 29,477,756 shares outstanding at December 31, 2018	3	3
Additional paid-in capital	331,558	325,292
Accumulated other comprehensive income (loss)	8,550	(6,527)
Treasury stock, at cost, 8,036,560 and 7,214,797 shares, respectively	(101,078)	(89,185)
Retained earnings	206,197	195,750

Total Stockholders’ Equity	445,230	425,333

Total Liabilities and Stockholders’ Equity	$1,842,879	$1,768,713

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES:
Gross premiums written	$237,303	$233,613	$702,491	$701,643
Change in gross unearned premiums	(5,686)	551	(12,326)	(9,345)

Gross premiums earned	231,617	234,164	690,165	692,298
Ceded premiums	(107,755)	(115,926)	(342,529)	(356,748)

Net premiums earned	123,862	118,238	347,636	335,550
Net investment income	3,655	3,847	11,157	9,704
Net realized and unrealized gains (losses)	805	(123)	3,132	(1,234)
Other revenue	3,377	3,333	10,878	11,273

Total revenues	131,699	125,295	372,803	355,293
EXPENSES:
Losses and loss adjustment expenses	70,052	58,695	206,490	177,775
Policy acquisition costs, net of ceding commission income for the three and nine months ended September 30, 2019 of $11.3 million and $36.8 million, respectively	26,686	26,569	79,793	58,167
General and administrative expenses, net of ceding commission income for the three and nine months ended September 30, 2019 of $3.7 million and $12 million, respectively	21,477	25,815	58,465	72,167

Total expenses	118,215	111,079	344,748	308,109

Operating income	13,484	14,216	28,055	47,184
Interest expense, net	2,401	5,225	6,502	15,431
Other non-operating (income)/loss, net	—	—	48	(542)

Income before income taxes	11,083	8,991	21,505	32,295

Provision for income taxes	2,950	3,002	5,687	9,068

Net income	$8,133	$5,989	$15,818	$23,227

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains (losses) on investments	4,429	(2,895)	19,533	(9,918)
Reclassification adjustment for net realized investment losses	(103)	(5)	291	307
Income tax (expense) benefit related to items of other comprehensive income	(1,035)	1,665	(4,747)	3,249

Total comprehensive income	$11,424	$4,754	$30,895	$16,865

Weighted average shares outstanding
Basic	29,109,962	25,631,871	29,329,742	25,663,415

Diluted	29,168,392	26,046,938	29,352,756	26,340,759

Earnings per share
Basic	$0.28	$0.23	$0.54	$0.91
Diluted	$0.28	$0.23	$0.54	$0.88

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $900 million of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release and related presentation that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) expectations related to positive financial effects in the third quarter of 2019 as well as long-term profitability, (ii) our expectations and strategy related to declining in business in tri-county Florida, (iii) anticipated continued improvement in our loss trends, (iv) (expected positive impact of geographic diversification and strategic partnerships, (v) expectations related to our capital management strategy, including anticipated share repurchases and (vi) anticipated reductions in ceded premiums in the third quarter of 2019 and the related full-quarter effects of such reductions. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein, the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to grow our business outside of Florida; our ability to obtain regulatory approval for requested rate changes and new licenses, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 12, 2019. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com